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LCA-Vision Inc.
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On February 19, 2009, LCA-Vision Inc. released the following press release.

News Release

LCA-Vision Reports Tangible Results from Business Strategy

Urges Stockholders to Vote Gold Card and Reject Dissidents’ Director Slate

CINCINNATI (February 19, 2009) – LCA-Vision Inc. (NASDAQ: LCAV) today announced that it is mailing to its stockholders a letter in which it urges support for Company management and its Board of Directors.

The full text of the letter follows:

To My Fellow Stockholders:

Your LCA-Vision executive Team is producing tangible results from the aggressive implementation of our detailed business plan.

During the fourth quarter of 2008 we increased our share of the domestic laser vision correction services market to 11.9% from 10.5% in the third quarter, according to Market Scope, LLC, a leading independent ophthalmic industry researcher.  In January 2009, our procedure volume grew 48% compared with December 2008 and, although January typically is our highest volume month, this compares very favorably with the 14% increase from December 2007 to January 2008.

Your executive Team, with the full support of your Board of Directors, has taken decisive action to fix a broken business model inherited from former management that does not work in the current economic environment.  In 2008 we reduced marketing spend by 21%, cut general and administrative expense by 11% and reduced capital expenditures by 48%, all compared with 2007.  Expense-reduction initiatives in 2008 yielded labor cost reductions annualized at $14 million (35% decrease in headcount) and aggressive cash management initiatives generated $3 million in cash flow.  Comparing 2009 (the first full year of benefit from cost reductions taken in 2008) with 2007 (the last full year prior to these reductions), we expect the number of procedures for a vision center to reach cash-flow breakeven to decline from 125 to 105 per month.

We are taking actions to improve our business further.  Our test of a fresh new marketing concept over a three-week period late in 2008 resulted in a 34% increase in procedures in 13 test markets compared with control markets.  We expect even better results when we rollout this program nationwide with the addition of new messaging in March.  We also are developing a Lifetime Vision model, which aims to keep LCA-Vision patients for life versus the old “Catch and Release” model instituted by former management that did not allow for repeat sources of revenue.

The Joffe Group offers a sketchy plan with little detail and you should reject their efforts to gain control of your Company.  First, do not sign the Joffe Group’s WHITE consent card.  Second, if you have previously signed a WHITE consent card, you may revoke that consent by signing, dating and mailing the enclosed GOLD Consent Revocation Card immediately.  Third, if you have not yet signed a card, you can show support for your Board by signing, dating and mailing the enclosed GOLD Consent Revocation Card.

We have accomplished much while continuing our unwavering focus on positive patient experiences and exceptional clinical outcomes that are the hallmark of LCA-Vision and our LasikPlus® vision centers.  It is extremely important that the Joffe Group NOT SUCCEED in its effort to gain control of your Company at this critical time.  We believe the Joffe Group’s plans will derail our recent progress and kill the momentum your Board and management Team have begun to achieve.  We ask that you act today and we thank you for your support.

Sincerely,

Steven C. Straus
Chief Executive Officer

LCA-Vision filed its Definitive Consent Revocation Statement (“Consent Revocation Statement”) with the Securities and Exchange Commission on Monday, February 9, 2009, and copies of the Consent Revocation Statement with a GOLD Consent Revocation Card were mailed to stockholders beginning February 10, 2009.  The Consent Revocation Statement can be obtained immediately from the SEC’s website at the following link:

http://idea.sec.gov/Archives/edgar/data/1003130/000114420409006021/v139094_defc14a.htm or from the Investor Relations section of the Company’s website at www.lasikplus.com and
www.lca-vision.com.  Copies of the Consent Revocation Statement and consent revocation card may also be obtained from Georgeson Inc.

Additional Information:
Georgeson Inc. has been retained by LCA-Vision as consent revocation solicitation agent. Stockholders with questions are encouraged to call them toll-free 1-800-457-0109. Copies of the Company’s Consent Revocation Statement, and any other documents filed by LCA-Vision with the SEC in connection with the consent solicitation can be obtained free of charge from the SEC’s website at www.sec.gov, from the Company’s website at www.lasikplus.com and www.lca-vision.com., or from Georgeson.

Forward-looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. The forward-looking statements are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning economic, political and sociological conditions; the acceptance rate of new technology, and our ability to successfully implement new technology on a national basis; market acceptance of our services; the successful execution of marketing strategies to cost effectively drive patients to our vision centers; competition in the laser vision correction industry; an inability to attract new patients; the possibility of long-term side effects and adverse publicity regarding laser vision correction; operational and management instability; legal or regulatory action against us or others in the laser vision correction industry; our ability to profitably operate vision centers and retain qualified personnel during periods of lower procedure volumes; the relatively high fixed cost structure of our business; the continued availability of non-recourse third-party financing for our patients on terms similar to what we have paid historically; and the future value of revenues financed by us and our ability to collect on such financings which will depend on a number of factors, including the worsening consumer credit environment and our ability to manage credit risk related to consumer debt, bankruptcies and other credit trends. In addition, an ongoing FDA study about post-Lasik quality of life matters could impact negatively the acceptance of Lasik. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included herein, whether as a result of new information, future events or circumstances, or otherwise. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including, but not limited to, our reports on Forms 10-K, 10-Q and 8-K.

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 75 LasikPlus® fixed-site laser vision correction centers in 32 states and 57 markets in the United States and a joint venture in Canada. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

  Earning Trust Every Moment.
Transforming Lives Every Day.

For Additional Information

Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	Lippert/Heilshorn & Associates
513-792-9292	310-691-7100